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                                                                     EXHIBIT 4.8

                       OFFSHORE SYSTEMS INTERNATIONAL LTD.

March 8, 2005

VIA EMAIL

MR. BRINT COXE
59 Zaccheus Meade Lane
Greenwich, CT
06831-3716

Dear Sir:

RE: PROPOSED PRIVATE PLACEMENT OF CONVERTIBLE PREFERRED SHARES AND SHARE
    PURCHASE WARRANTS
    - ADVISORY SERVICES AGREEMENT

This letter sets out our agreement respecting your provision of advisory services to Offshore Systems International Ltd. ("Offshore") in connection with the above-mentioned private placement. The material terms and conditions of the private placement are set out in the Term Sheet attached hereto as Schedule "A". We agree as follows:

SERVICES

1. You have been providing, and will continue to provide, advisory services to Offshore in connection with the private placement, including the following:

      (a)   assisting in structuring the proposed private placement;

      (b) identifying and contacting potential institutional investors as well as institutions which may be prepared to assist in placing the financing with their clients;

      (c) assisting in negotiations with the holders of the outstanding Class B Series 1 Preference shares, having regard to their priority position with respect to the issuance of securities by Offshore; and

      (d)   all other services which are ancillary to the foregoing.

COMPENSATION

2. Subject to section 3, In consideration of the provision of your advisory services to Offshore, Offshore agrees to:

      (a)   pay to you a fee (the "Fee") of CDN$800,000; and

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      (b)   issue to you 350,000 share purchase warrants ("B Warrants") which will have the same terms and conditions as the share purchase warrants ("Warrants") issued to the investors pursuant to the private placement.

PROVISIONS RESPECTING PAYMENTS

3. You acknowledge and agree that payment of the Fee and issuance of the B Warrants to you pursuant to section 2 is subject to acceptance by the TSX and the private placement being fully subscribed for. Offshore will use its reasonable commercial efforts to obtain such acceptance as part of its application for acceptance of the private placement. In the event the Fee becomes payable, but the offering has not been fully subscribed for, the Fee will be reduced by an amount equal to the percentage that the private placement is under-subscribed. As noted in the Term Sheet, the fixing of the conversion price of the Preferred Shares to CDN$0.85, and the issuance of the Warrants to the Purchasers, are subject to approval of Offshore's shareholders. All subscription agreements and subscription funds received by the Company prior to the Shareholder vote will be held in escrow by a third party escrow agent. If shareholder approval is not obtained, the following provisions apply:

      (a) The escrow agent will return all subscription funds to the Purchasers, with interest at a rate of 12% per annum.

      (b)   You will not be entitled to the Fee or any B Warrants.

      If shareholder approval is obtained, the Preferred Shares and Warrants will be issued to the Purchasers and you will be paid the Fee (subject only to pro-rationing in the event the offering is not fully subscribed) and the B Warrants will be issued to you.

RIGHT OF FIRST REFUSAL

4. You shall have the right of the first refusal during the term of this Agreement and for a period of twenty-four (24) months after the conclusion of the private placement transaction to act as the Company's financial advisor in connection with any Rule 144A offering, underwritten public offering, other underwritten financings or private placements that may be undertaken by the Company, and any extraordinary corporate transaction for which the Company will retain a financial advisor, on such terms and conditions as are to be negotiated between you and the Company. You and the Company agree to conclude the negotiation of a definitive financial advisory agreement within one (1) month of this Agreement.

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We trust that this accurately sets out our understanding. Please confirm your agreement to the foregoing by executing this letter in the space provided below and returning one copy to us.

Yours truly,

OFFSHORE SYSTEMS INTERNATIONAL LTD.

Per:

      /s/ "John A. Jacobson"
      ---------------------
      Authorized Signature

Acknowledged and agreed to this 8th day of _____ March_____, 2005.

/s/ "Brint Coxe"
----------------
BRINT COXE

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                                  SCHEDULE "A"

PREFERRED STOCK
Summary of Terms of Proposed Private Placement

COMPANY:                  Offshore Systems International Ltd. (the "Company").

PURCHASERS:               SDS Capital Group SPC, Ltd and other institutional investors (collectively, the "Purchasers").

ISSUE:                    CDN$17 - $19.5 million (the "Issue Amount")consisting of 17,000 to 19,500 Units. Each Unit will consist of
                          20 preferred shares (the "Preferred Shares") convertible into common shares of the Company and 588 share purchase warrants (the "Warrants"); provided that the issuance of the Units is conditional upon the
                          Company obtaining TSX and shareholder approval.

PRICE PER UNIT:           CDN$1,000.00 per Unit.

OPTIONAL                  CONVERSION: Each Preferred Share will be convertible at the option of the holder into the number of Common
                          Shares of the Company that is determined by dividing the issue price of CDN$50 per Preferred Share by CDN
                          $0.85 (with each Preferred Share being convertible into 58.82 common shares).

MANDATORY CONVERSION:     The Company may require the Purchasers to convert the Preferred Shares to Common Shares if (i) at any time after twelve (12) months following the closing date, the closing price of the Common Shares has been greater than 250% of the fixed Conversion Price of CDN $0.85 for at least twenty (20)
                          consecutive trading days, or (ii) at any time upon the Company's sale of its Common Shares  in a firm commitment public underwritten offering in which (a) the offering price of the Common Shares is greater than 200% of the fixed Conversion Price of CDN $0.85, (b) the aggregate gross proceeds exceed CDN$40 million, and (c) the underlying Common Shares are  freely tradable.

CONVERSION DATE:          The date on which a Purchaser delivers to the Company a notice of conversion together with the certificates representing the Preferred Shares being converted duly endorsed for transfer.

DIVIDENDS:                Fixed cumulative dividends at the rate of 7% per annum, payable semi-annually or upon conversion or redemption.
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

WARRANTS:                 The number of whole Warrants issued for each Unit subscribed for will be 588. Each whole Warrant will entitle the holder to purchase one Common Share of the Company at the exercise price of CDN $0.85. The
                          Warrants shall be exercisable for a period of five years from the date of issuance at any time at the election of the holders. During the first twelve months following closing, the Warrants will be exercisable for cash. Thereafter until expiration, the Warrants will be exercisable for cash or by cashless exercise (reducing the number of shares to be issued by the Company). The Company may redeem the
                          Warrants for $0.10 per Warrant upon twenty days notice, provided that (i) the Common Shares closes above
                          300% of the exercise price for a period of twenty consecutive trading days, and (ii) the Common Shares underlying the Warrants are freely tradable.  Any Warrants which are the subject of a redemption notice may be exercised within the 20 day notice period.

COMPANY'S RIGHT OF        The Company will also have the right, but not the obligation,  to redeem the Preferred Shares at any time
REDEMPTION:               after 3 years following the closing date at the original issue price plus a premium of 20% of the original issue price. A holder will have 20 days after receipt of notice of redemption within which to convert the Preferred Shares to Common Shares.

LIQUIDATION PREFERENCE:   The liquidation preference per share shall equal the purchase price per Preferred Share plus any accrued but unpaid dividends thereon at the time of liquidation.

VOTING:                   Each Preferred Share will entitle the holder to one vote on all matters brought before the holders of the common shares.

RIGHT OF FIRST OFFER:     For any equity, equity linked, or debt financing within twenty-four (24) months from the closing date, the
                          Purchasers shall have a right of first offer to purchase all or part of the private placement. The
                          Purchasers will have ten (10) trading days to respond. A carve-out of this provision will be granted to the Company for the issuance of stock or debt financing for situations involving strategic partnerships, acquisition candidates and public underwritten offerings.

OTHER RIGHTS:             Subject to securities laws and the policies of the TSX, the Purchasers shall be entitled to assign and transfer, without any other person's or the Company's consent and without restriction, all or any portion of the Preferred Shares or Warrants and the rights thereto. All per share amounts set
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
                          forth herein are subject to equitable adjustment for stock splits, dividends, combinations, reorganizations and the like. The Company will not issue any securities or unsecured debt obligations senior to the Preferred Shares without the prior written approval of the holders of a majority of the
                          Preferred Shares, such approval not to be unreasonably withheld.

                          The Company will have the right to make any withholding or deduction in connection with the Preferred
                          Shares, Warrants, or the conversion or exercise thereof, in respect of any present or future tax, levy, duty, impost, assessment or other governmental charge as required by law.

ESCROW AND SHAREHOLDER    All subscription agreements and subscription funds will be held in escrow by a third party escrow
APPROVAL:                 agent mutually acceptable to the parties (the "Escrow Agent"). The Company agrees to seek shareholder approval of certain of the terms of the private placement as soon as reasonably practicable, having regard to the regulatory requirements for the calling of shareholders' meetings. The Company's management will recommend that the shareholders approve the private placement as proposed herein and will solicit proxies to vote in favour of approval. For greater certainty, the parties intend that upon receipt of shareholder approval, the following shall promptly occur without further agreement of the parties:

                          (a)     the Preferred Shares will be issued to the Purchasers;

                          (b)     the Warrants will be issued to the Purchasers;

                          (c)     the Escrow Agent will release the subscription funds to the Company; and

                          (d)     the Purchasers will receive interest on the subscription funds at a rate of 12% per annum, less applicable withholding tax.

                          If the shareholder approval is not obtained, the Escrow Agent will immediately return the subscription funds to the Purchasers, with interest on such funds at a rate of 12% per annum less applicable withholding tax.

CONDITIONS PRECEDENT TO   Completion of legal documentation and due diligence  satisfactory to the Company and Purchasers, and
CLOSING:                  receipt of regulatory approval (including TSX acceptance).
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
EXPENSES:                 At Closing, the Company will pay all reasonable expenses incurred by the Purchasers in connection with the negotiation, preparation and execution of the definitive documents, including attorneys' fees and expenses, to a total maximum of CDN$75,000.

CONFIDENTIALITY:          All parties agree to keep this private placement proposal and all conversations and exchanged information strictly confidential except to the extent that the Company is required by applicable securities laws and regulations to disclose the proposed private placement contemplated by this term sheet.

ACCEPTANCE OF             The Company reserves the right to accept or reject subscriptions from prospective Purchasers. SDS and
SUBSCRIPTIONS:            parties who are engaged to assist the Company in placing the private placement will use their reasonable commercial efforts to ensure that  the subscriptions solicited from prospective Purchasers will not, if accepted by the Company: (a) upon conversion, result in the acquisition by any Purchaser, or group of
                          Purchasers acting in concert, of a control position in the Company; or (b) in the case of subscriptions received from "related parties" of the Company, require the Company to obtain a formal valuation or shareholder approval with respect to the private placement  under applicable securities regulations and
                          TSX policies (it being acknowledged that the Company will require shareholder approval to fix the conversion price and issue the warrants as outlined above).
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